Filed pursuant to Rule 424(b)(3)

Registration No. 333-229372

Prospectus

PAVMED INC.

11,291,334 SHARES OF COMMON STOCK

This prospectus covers up to 11,291,334 shares of our common stock that may be offered for resale or otherwise disposed of by the selling stockholders set forth under the caption “Selling Stockholders” beginning on page 16 of this prospectus, including their pledgees, assignees or successors-in-interest.

The shares offered for resale include (i) 10,691,334 shares underlying the senior secured convertible note, or the “Convertible Note,” issued by us in a private placement completed in December 2018, which we sometimes refer to as the “Conversion Shares,” and (ii) 600,000 shares issued by us in a private placement as part of the repayment in full of the senior secured note, or the “Prior Note,” held by our former lender, which we sometimes refer to as the “Payoff Shares.”

We will not receive any proceeds from the sale or other disposition of the shares by the selling stockholders.

Our common stock is listed for trading on the Capital Market of The Nasdaq Stock Market, or “Nasdaq,” under the symbol “PAVM.” On February 12, 2019, the last reported sale price of our common stock was $1.01.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 in this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 14, 2019

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3, or the “Registration Statement,” that we have filed with the Securities and Exchange Commission, or the “SEC.” It is important for you to read and consider all of the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplement before making any decision whether to invest in our common stock. This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document, as described in “Where You Can Find More Information” beginning on page 21 in this prospectus. You should also read and consider the additional information contained in the documents that we have incorporated into this prospectus by reference.

You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. We have not authorized anyone to give or provide any information different from the information that is contained in or incorporated by reference into this prospectus or any accompanying prospectus supplement and, if given, such information must not be relied upon as having been made or authorized by us. The information contained in this prospectus is accurate only as of the date on the front of this prospectus and information appearing in any applicable prospectus supplement is accurate only as of the date of the applicable prospectus supplement. Additionally, any information we have incorporated by reference in this prospectus or any applicable prospectus supplement is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus or any accompanying prospectus supplement does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

We have proprietary rights to trademarks used in this prospectus, including PAVmedTM, PortIOTM, CaldusTM, CarpXTM, EsoCheckTM, NextCathTM, NextFloTM and “Innovating at the Speed of LifeTM.” Solely for our convenience, trademarks and trade names referred to in this prospectus may appear without the “®” or “™” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights to these trademarks and trade names.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus supplement to “PAVmed,” the “Company” and “we,” “us” and “our” are to PAVmed Inc., a Delaware corporation, and its subsidiaries, including Lucid Diagnostics, Inc., or “Lucid.”

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PROSPECTUS SUMMARY

This summary contains basic information about us but does not contain all of the information that is important to your investment decision. You should read this summary together with the more detailed information contained elsewhere in this prospectus supplement and the accompanying base prospectus and the documents incorporated herein and therein by reference.

Our Company

PAVmed is a highly-differentiated multi-product medical device company organized to advance a broad pipeline of innovative medical technologies to address unmet clinical needs and possess attractive market opportunities to commercialization. Our goal is to enhance and accelerate value creation by employing a business model focused on capital efficiency and speed to market.

Since our inception on June 26, 2014, our activities have focused on advancing the lead products in our pipeline towards regulatory approval and commercialization, protecting our intellectual property, and strengthening our corporate infrastructure and management team. As resources permit, we will continue to explore internal and external innovations that fulfill our project selection criteria without limiting ourselves to any target specialty or condition.

Our multiple products are in various phases of development and have yet to receive regulatory approval. We have filed final nonprovisional patent applications for each of CarpX™ and PortIO™, and have obtained licenses for “DisappEAR™” from Tufts University and a group of academic centers, and for the “EsoCheck™ Technology” from Case Western Reserve University. We have recently hired a Chief Commercial Officer to further develop and implement our commercialization strategy in the United States and commercialization partnerships worldwide. The following is a brief overview of our lead products under development, including CarpX™, PortIO™, EsoCheck™, DisappEAR™, and NextFlo™.

CarpX™

Our CarpX™ product under development is intended to be a minimally invasive device to treat carpal tunnel syndrome, or “CTS.” We believe CarpX™ will allow the physician to relieve the compression on the median nerve without an open incision or the need for endoscopic or other imaging equipment. With respect to CarpX:

●	We have advanced, in partnership with our design and contract manufacturing partners, our CarpX product from concept to working prototypes, completed successful benchtop and cadaver testing confirming the device consistently cuts the transverse carpal ligament, as well as commercial design and development, and performed pre-submission verification and validation testing.

●	On November 27, 2017, we filed with the Federal Food and Drug Administration, or the “FDA,” a premarket notification submission for CarpX under section 510(k) of the Food, Drug and Cosmetic Act, or the “FDCA,” using a commercially available carpel tunnel release device as a predicate. On July 24, 2018, the FDA received our response to its requests-for-information regarding non-clinical support for our 510(k) premarket notification submission. Our July 24, 2018 response to the FDA included results from an animal study, which documented the device’s bipolar electrode design results in minimal spread of thermal energy – less than one-millimeter thermal injury by pathologic analysis - and no increase in tissue temperatures except directly over the cutting electrodes. Our July 24, 2018 response to the FDA also included additional physician usability testing, wherein each of the hand surgeons successfully performed the CarpX procedure multiple times in cadavers. On August 22, 2018 we were notified by the lead FDA branch reviewing the 510(k) premarket notification submission that it had not reached a consensus with the consulting branch within the review period allotted under the FDA’s rules and regulations. Accordingly, the lead branch recommended we take the appropriate steps to extend the review process through resubmission of the 510(k) premarket notification following an in-person pre-submission meeting, which was conducted on January 7, 2019. In written and verbal feedback, the FDA indicated that its remaining substantial equivalence issues focused on protection of important structures during the procedure and recommended clinical testing to definitively document procedural safety in humans. In addition, the FDA has indicated that data from a properly structured clinical study outside of the U.S. would be acceptable. We have retained FDA legal counsel to assist with the resubmission process and any appeals.

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●	We are currently recruiting patients for our first-in-human, or “FIH,” clinical trial in New Zealand and are preparing to submit CarpX for CE Mark clearance in Europe. We plan to transform the FIH study in New Zealand into the FDA clinical safety study and plan to expand this trial to a second site in February in support of our 510(k) re-submission. Five patients are currently enrolled in the FIH clinical trial and are scheduled to undergo the CarpX procedure in the first quarter of 2019.

PortIO™

Our PortIO™ implantable intraosseous vascular access device is being developed for up to seven days of continuous use. The intraosseous route, which is well established, provides a means for infusing fluids, medications and other substances directly into the bone marrow cavity which communicates with the central venous circulation via nutrient and emissary veins. With respect to PortIO™:

●	We have advanced, in partnership with our design and contract manufacturing partners, our PortIO product from concept to working prototypes, benchtop, animal, and cadaver testing, commercial design and development, verification and validation testing.

●	We are pursuing an FDA clearance for use in patients with a need for vascular access up to seven days, under “de novo classification” of section 513(f)2 of the FDCA. The broader “seven days” clearance is being pursued in discussion with FDA following our previous initial submission to the FDA for a 510(k) premarket notification for use in patients only requiring 24-hour emergency type vascular access. We have filed the de novo pre-submission package with the FDA, which was followed by an in-person meeting on January 9, 2018 to discuss the risk assessment and proposed mitigation for the de novo application. In consultation with the FDA, and upon the FDA’s recommendation, we successfully completed a pilot animal study which showed excellent function of the device over the seven-day implant period and on explant. The FDA-requested GLP animal study has been initiated and we are planning an FIH series in Columbia and exploring the possibility of fulfilling the likely FDA request for human clinical data with an outside of the U.S. study. CE Mark submission is scheduled for the second quarter of 2019, and we continue to explore potential strategic partnerships including acquisition of PortIO.

EsoCheck™ Technology

In May 2018, our majority-owned subsidiary, Lucid, entered into a license agreement, the “EsoCheck License Agreement,” with Case Western Reserve University, or “CWRU,” pursuant to which Lucid obtained the worldwide intellectual property rights to the EsoCheck™ technology. The EsoCheck technology, which is intended for use to detect Barrett’s Esophagus, a primary precursor to esophageal cancer, includes the following proprietary technologies:

●	EsoCheck Cell Collection Device. In a five-minute office-based test, the patient swallows the EsoCheck cell collection device, or “EsoCheck CCD,” a vitamin-sized silicone-covered capsule containing a small inflatable balloon attached to a thin catheter, which swabs the target area for cell collection as the catheter is withdrawn.

●	EsoCheck DNA Biomarkers. The collected cell sample can then be tested against a panel of the proprietary EsoCheck methylated DNA biomarkers, or “EsoCheck DX,” recently shown to be highly accurate in detecting Barrett’s Esophagus.

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The incidence of esophageal adenocarcinoma, or “EAC,” the most common cancer of the esophagus, has quadrupled over the past 30 years. Its prognosis, however, remains dismal, with less than 20% of patients surviving five years. We are pursuing the development of the EsoCheck technology to provide the estimated 50 million at-risk patients a non-invasive, less costly test to detect Barrett’s Esophagus, so as to enable treatment of esophageal cancer at an early stage.

The primary cause of the EAC form of esophageal cancer is Gastroesophageal Reflux Disease, or “GERD,” commonly known as chronic heartburn or acid reflux, wherein stomach acid refluxes into the esophagus. GERD affects 20-40% of Western adult populations, according to published epidemiological data. The repeated exposure to stomach acid can lead to pre-cancerous changes in the esophagus lining, a condition known as “Barrett’s Esophagus.” Nearly all patients diagnosed with EAC have evidence of previously undetected Barrett’s Esophagus. If detected before the EAC esophagus cancer develops, Barrett’s Esophagus can be successfully treated, usually with non-surgical approaches. Heartburn symptoms, commonly seen in patients with acid reflux with or without Barrett’s Esophagus, can easily be treated with over-the counter medications, while endoscopy, the current standard-of-care diagnostic test, is expensive, invasive, and requires sedation. As a result, wide screening for Barrett’s Esophagus is not practical or cost-effective.

The proprietary EsoCheck DX were developed by the laboratory of the EsoCheck technology co-inventor Sanford D. Markowitz, M.D., PhD. In an article published in the periodical Science Translational Medicine, clinical data showed DNA methylation of the VIM and CCNA1 genes is diagnostic of Barrett’s Esophagus and the EsoCheck technology was over 90% accurate at identifying patients without Barrett’s Esophagus. Another of the EsoCheck technology physician co-inventors, Dr. Joseph E. Willis, M.D., is leading an ongoing effort supported by the National Institutes of Health, or “NIH,” to create a CLIA-certified VIM/CCNA1 DNA methylation test suitable for commercialization.

Lucid’s EsoCheck technology is progressing through a two-phase regulatory and commercialization strategy which seeks to maximize the long-term commercial opportunity while providing near-term commercial milestones, including:

●	The first phase of our EsoCheck technology regulatory and commercialization strategy includes the November 21, 2018 submission to FDA of our EsoCheck CCD 510(k) clearance application which was accepted for substantive review in early December. The EsoCheck DX test is undergoing a battery of tests to secure CLIA certification which will allow it to be marketed under a Laboratory Developed Test, or “LDT,” designation without further regulatory review. In anticipation of these milestones we have engaged a leading consulting firm with expertise in securing reimbursement for LDT’s and we have begun the process to apply for EsoCheck technology related codes through the American Medical Association’s Proprietary Laboratory Analysis process upon receiving LDT designation for EsoCheck DX, which remains on schedule to occur during the first quarter of 2019.

●	The second phase of our EsoCheck technology regulatory and commercialization strategy seeks a specific indication for widespread Barrett’s Esophagus screening through the FDA’s premarket approval, or “PMA,” medical device pathway, based on existing American College of Gastroenterology guidelines, which recommend Barrett’s Esophagus screening of up 20 million GERD patients. This effort is already underway including an ongoing NIH funded clinical trial at eight leading medical centers which has enrolled over 100 patients comparing the EsoCheck technology, including the EsoCheck CCD, with endoscopy. We have engaged consulting professionals to advance this second phase of the EsoCheck technology regulatory and commercialization strategy which we anticipate will culminate in a PMA pre-submission meeting with FDA in early 2019.

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DisappEAR™

Our DisappEAR™ product is an antimicrobial resorbable pediatric ear tubes based on a proprietary aqueous silk technology. With respect to DisappEAR:

●	We have advanced the development of our DisappEAR product in partnership with our design and contract manufacturing partners and our academic partners at Tufts University and Harvard Medical School. Our efforts have focused on sourcing commercially ready aqueous silk and optimizing manufacturing processes consistent with the necessary cost of good for the commercial product, which we are now able to machine from solid silk rods. The DisappEAR animal study to evaluate resorption rates was initiated in December 2018 with successful implants of machined silk ear tubes. The ear tubes remain secure on serial examination and the first set will be explanted and evaluated at three months. If the animal study is successful it will be used to support a planned FDA 510(k) submission in 2019.

NextFlo™

Our NextFlo™ product is being developed as a highly-accurate intravenous infusion system with a new concept of variable flow resistors, whereby the variable resistor does not have to be mechanically-linked to the infusion drive mechanism. We believe this technology will permit hospitals to return to gravity-driven infusions and eliminate expensive and troublesome electronic pumps for most of the over 1 million hospital infusions performed in the U.S. each day. With respect to NextFlo:

●	We have advanced the design and development of the NextFlo™ device, including a redesign which dramatically simplifies the product, lowers the projected cost of goods and expands its application to routine inpatient infusion sets, resulting in a proof of concept. We have completed benchtop testing showing that NextFlo is able to passively adjust its resistance and deliver constant flow across a wide, clinically-relevant pressure range. The project has moved into the industrial/human factors design phase, whereby the technology will be incorporated into a standard intravenous infusion set. Full design verification and validation testing will follow to support a planned FDA 510(k) submission later in 2019 and we believe will be limited to benchtop testing.

Other Products

Although we have focused the majority of our resources on our lead products, we have additional products in our pipeline which are currently in different stages of development. For example:

●	We have completed initial design work on the first product in the NextCath™ product line, completed head-to-head testing of retention forces, comparing our working prototype to several competing products, which has validated our approach and advanced the commercial design and development process focusing on optimizing the self-anchoring helical portion as well as cost of materials and manufacturing processes.

●	We are evaluating which initial applications for our Caldus™ disposable tissue ablation technology to pursue from a clinical and commercial point-of-view and will reinitiate development activity on this product once resources are available.

We are evaluating a number of product opportunities and intellectual property covering a spectrum of clinical conditions, which have been presented to us by clinician innovators and academic medical centers, for consideration of a partnership to develop and commercialize these products; we are also exploring opportunities to partner with larger medical device companies to commercialize our lead products as they move towards regulatory clearance and commercialization. In this regard, we remain actively engaged with our full-service regulatory consulting partner and who is working closely with our contract design, engineering and manufacturing partners as our products advance towards regulatory submission, clearance, and commercialization.

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We are exploring other opportunities to grow our business and enhance shareholder value through the acquisition of pre-commercial or commercial stage products and/or companies with potential strategic corporate and commercial synergies consistent with our growth strategy.

Corporate History

We were incorporated on June 26, 2014 in the State of Delaware under the name PAXmed Inc. In April 2015, we changed our name to PAVmed Inc.

Our business address is One Grand Central Place, 60 East 42nd Street, Suite 4600, New York, New York 10165, and our telephone number is (212) 949-4319. Our corporate website is www.PAVmed.com. The information contained on, or that can be assessed through, our corporate website is not incorporated by reference into this prospectus supplement and you should not consider information on our corporate website to be part of this prospectus supplement or in deciding whether to purchase our securities.

Background of the Offering

On December 27, 2018, we sold the Convertible Note to an institutional investor in a private placement, or “Private Placement,” pursuant to a securities purchase agreement, or “SPA,” with the investor. The Convertible Note had an original principal amount of $7,750,000 and was sold with an original issue discount of $750,000, for gross proceeds to us of $7,000,000. Maxim Group LLC acted as the placement agent for the Private Placement and received a fee of 6.5% of the gross proceeds from the Private Placement, or an aggregate $455,000. After deducting the placement agent fee and our estimated expenses associated with the Private Placement, the net proceeds to us from the Private Placement were approximately $6,445,000. In connection with the Private Placement, we entered into a registration rights agreement, or “RRA,” with the investor, among other agreements. The Private Placement, the SPA, the RRA and the related agreements are more fully described in “Private Placement of the Convertible Note” below.

Concurrently with the consummation of the Private Placement, pursuant to a payoff letter, or “Payoff Letter,” with our former lender, we repaid in full the outstanding principal balance and all accrued but unpaid interest expense on the Prior Note, with such repayment consisting of a cash payment of $5,000,000 and the issuance of the 600,000 Payoff Shares.

In accordance with the terms of the RRA and the Payoff Letter, we are registering under the Registration Statement the resale of the Conversion Shares and the Payoff Shares.

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THE OFFERING

Common stock to be offered by the selling stockholders	11,291,334 shares(1)
Common stock outstanding prior to offering	27,142,979 shares(2)(3)
Common stock outstanding after the offering	37,834,313 shares(3)(4)
Use of proceeds	All the shares sold under this prospectus will be sold or otherwise disposed of for the account of the selling stockholders, or their pledgees, assignees or successors-in-interest. We will not receive any of the proceeds from the sale or other disposition of the shares by the selling stockholders. See “Use of Proceeds” beginning on page 15 of this prospectus.
Nasdaq Capital Market symbol	PAVM
Risk Factors	See “Risk Factors” beginning on page 8 of this prospectus and the other information included in or incorporated by reference into this prospectus for a discussion of the factors you should consider before making an investment decision.

(1)	This amount is (i) an estimated 10,691,334 shares of our common stock underlying the Convertible Note, with such amount equal to 200% of the maximum number of shares issuable upon conversion of the Convertible Note, assuming for purposes hereof that (x) the Convertible Note is convertible at $1.60 per share, the initial conversion price, and (y) interest on the Convertible Note accrues through December 31, 2020, without taking into account the limitations on the conversion of the Convertible Note as described elsewhere in this prospectus, plus (ii) the 600,000 Payoff Shares. The actual number of shares issued upon conversion of the Convertible Note may be more or less than this amount. See “Risk Factors” and “Private Placement of the Convertible Note” below.

(2)	Based on the outstanding shares of our common stock as of February 12, 2019.

(3)	This amount does not include:

	●	1,091,354 shares of common stock issuable upon conversion of our Series B Convertible Preferred Stock, or “Series B Preferred Stock”;

	●	1,199,383 shares of common stock issuable upon exercise of outstanding Series S warrants to purchase common stock, or “Series S Warrants”;

	●	381,818 shares of common stock issuable upon exercise of outstanding warrants issued in our initial public offering and in private placement prior to our initial public offering, which we refer to collectively as the “Series W Warrants”;

	●	16,815,039 shares of common stock issuable upon exercise of outstanding Series Z warrants to purchase common stock, or “Series Z Warrants”;

	●	53,000 shares of common stock and 53,000 Series Z Warrants issuable upon exercise of the unit purchase option, or “UPOs,” granted to the selling agents of our initial public offering;

	●	3,327,140 shares of common stock issuable upon exercise of outstanding employee stock options, with a weighted average exercise price of $3.68 per share; or

	●	3,124,795 shares that have been reserved for issuance in connection with future grants under our equity incentive plan.

(4)	This amount includes the estimated 10,691,334 shares of our common stock underlying the Convertible Note and all 600,000 Payoff Shares.

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RISK FACTORS

Any investment in our shares involves a high degree of risk. Potential investors are urged to read and consider the risks and uncertainties relating to an investment in our company set forth below and those set forth in or incorporated by reference into this prospectus, including those set forth in our most recent annual report on Form 10-K and those set forth in our quarterly reports on Form 10-Q for the fiscal quarters ending after the end of the fiscal year covered by such annual report. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business and results of operations. If any of these risks actually occur, our business, financial condition or results of operations could be seriously harmed. In that event, the market price for our common stock could decline and you may lose all or part of your investment.

Risks Relating to the Offering

Only a limited market exists for our common stock which could lead to price volatility.

Our common stock trades on the Nasdaq Capital Market. However, trading volumes for our common stock have been low since our initial public offering. The limited trading market for our common stock may cause fluctuations in the market value of our common stock to be exaggerated, leading to price volatility in excess of that which would occur in a more active trading market for our common stock.

A substantial number of shares of our common stock may be issued pursuant to the terms of the Convertible Note, which could cause the price of our common stock to decline.

The Convertible Note is convertible into shares of our common stock immediately after issuance at an initial conversion price of $1.60 per share, for an aggregate of 4,843,750 shares, or approximately 17.8% of our outstanding common stock as of February 12, 2019 (without taking into account the limitations on the conversion of the Convertible Note as described elsewhere in this prospectus).

Furthermore, the number of shares of common stock to be issued may be substantially greater, if the interest on the Convertible Note is paid in shares of our common stock or the Convertible Note is converted into shares of common stock in accordance with the installment conversion process, each as described elsewhere in this prospectus. In such cases the number of shares issued will be determined based on the then current market price. We cannot predict the market price of our common stock at any future date, and therefore, we are unable to accurately forecast or predict the total amount of shares that ultimately may be issued under the Convertible Note. The number of shares of common stock to be issued also may be substantially greater if we voluntarily reduce the conversion price of the Convertible Note as permitted under Section 7(d) of the Convertible Note. For the purposes of this prospectus, we have estimated the maximum number of shares of common stock that may ultimately be issued under the Convertible Note to be 10,691,334 shares, although the actual amount may be greater.

The Convertible Note likely will be converted only at times when it is economically beneficially for the holder to do so, and we are entitled to pay interest in shares and make installment conversions only at a price per share that is at a discount to the then current market price. In any event, the issuance of these shares will dilute our other equity holders, which could cause the price of our common stock to decline.

Sales of substantial amounts of our common stock by the selling stockholders, or the perception that these sales could occur, could adversely affect the price of our common stock.

The sale by the selling stockholders of a significant number of shares of common stock could have a material adverse effect on the market price of our common stock. In addition, the perception in the public markets that the selling stockholders may sell all or a portion of their shares as a result of the registration of such shares pursuant to the Registration Statement could also in and of itself have a material adverse effect on the market price of our common stock. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares of common stock for sale will have on the market price of our common stock.

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The requirement that we repay the Convertible Note and interest thereon in cash under certain circumstances, and the restrictive covenants contained in the Convertible Note, could adversely affect our business plan, liquidity, financial condition, and results of operations.

We may be required to repay the Convertible Note and interest thereon in cash, if we do not meet certain customary equity conditions (including minimum price and volume thresholds) or in certain other circumstances. For example, we will be required to repay the outstanding principal balance and accrued but unpaid interest, along with a premium, upon the occurrence of a Change of Control (as defined in the Convertible Note). In addition, the Convertible Note contains restrictive covenants, including financial covenants. These obligations and covenants could have important consequences on our business. In particular, they could:

●	require us to dedicate a substantial portion of our cash flow from operations to payments on the Convertible Note;

●	limit, among other things, our ability to borrow additional funds and otherwise raise additional capital, and our ability to conduct acquisitions, joint, ventures or similar arrangements, as a result of our obligations to make such payments and comply with the restrictive covenants in the Convertible Note;

●	limit our flexibility in planning for, or reacting to, changes in our businesses and the industries in which we operate;

●	increase our vulnerability to general adverse economic and industry conditions; and

●	place us at a competitive disadvantage compared to our competitors that have lower fixed costs.

The debt service requirements of any other outstanding indebtedness or preferred stock we incur or issue in the future, as well as the restrictive covenants contained in the governing documents for any such indebtedness, could intensify these risks.

In the event we are required to repay the Convertible Note in cash, we may seek to refinance the remaining balance, by either refinancing with the holder of the Convertible Note, by raising sufficient funds through a sale of equity or debt securities or by obtaining a credit facility. No assurances can be given that we will be successful in making the required payments under the Convertible Note, or in refinancing our obligations on favorable terms, or at all. Should we determine to refinance, it could be dilutive to shareholders.

If we are unable to make the required cash payments, there could be a default under the Convertible Note. In such event, or if a default otherwise occurs under the Convertible Note, including as a result of our failure to comply with the financial or other covenants contained therein, the holders of the Convertible Note could require us to immediately repay 115% of the outstanding principal and interest on the Convertible Note in cash.

The exercise of the UPOs, Series S Warrants, Series W Warrants and Series Z Warrants and conversion of the Series B Preferred Stock described in this prospectus will dilute our equity, and there may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

The exercise prices of the UPOs, Series S Warrants, Series W Warrants and Series Z Warrants are $5.50 per unit, $0.01 per share, $5.00 per share and $1.60 per share, respectively. In addition, our Series B Preferred Stock may be converted into shares of our common stock at a conversion price of $3.00 per share. Such warrants likely will be exercised, and such preferred likely will be converted, only at a time when it is economically beneficially for the holder to do so. Accordingly, the exercise of these options and warrants and the conversion of these shares of preferred stock by the holders thereof likely will dilute our other equity holders. In addition, we may issue additional shares of common stock and/or other securities that are convertible into or exchangeable for, or that represent the right to receive, shares of common stock. The market price of our shares could decline as a result of sales of our common stock or such other securities, or the perception that such sales could occur.

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NOTE ON FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus and in the documents incorporated by reference in this prospectus that are not purely historical are forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding expectations, hopes, beliefs, intentions or strategies regarding the future, such as:

●	our expectations regarding our existing capital resources will be sufficient to enable us to successfully meet the capital requirements for all of our current and future products;

●	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and

●	expectations regarding the time during which we will be an emerging growth company under the JOBS Act.

In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus and in the documents incorporated by reference in this prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors incorporated by reference or described in “Risk Factors,” as well as the following:

●	our limited operating history;

●	our ability to generate revenue;

●	the ability of our products to achieve regulatory approval and market acceptance;

●	our success in retaining or recruiting, or changes required in, our officers, key employees or directors;

●	our ability to obtain additional financing when and if needed;

●	our ability to protect our intellectual property rights;

●	our ability to complete strategic acquisitions;

●	our ability to manage growth and integrate acquired operations;

●	the liquidity and trading of our securities; and

●	regulatory or operational risks.

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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PRIVATE PLACEMENT OF THE CONVERTIBLE NOTE

Summary

On December 27, 2018, we entered into the SPA with an institutional investor, and simultaneously consummated the Private Placement to the investor of the Convertible Note, with an initial principal amount of $7,750,000, as contemplated by the SPA. Maxim Group LLC acted as the placement agent for the Private Placement.

The Convertible Note was sold with an original issue discount of $750,000, for gross proceeds to us of $7,000,000. Maxim Group LLC received a fee of 6.5% of the gross proceeds of the Private Placement, or an aggregate of $455,000. After deducting the placement agent fee and our estimated expenses associated with the Private Placement, the estimated net proceeds to us were approximately $6,445,000.

Concurrently with the consummation of the Private Placement, pursuant to the Payoff Letter, we repaid in full the outstanding principal balance and all accrued but unpaid interest expense on the Prior Note, with such repayment consisting of a cash payment of $5,000,000 and the issue of the 600,000 Payoff Shares.

SPA

The SPA contains certain representations and warranties, covenants and indemnities customary for similar transactions. Under the SPA, we also agreed to the following additional covenants:

●	At any time prior to June 30, 2019, if any Convertible Note remains outstanding, we may not consummate the sale of any equity or equity-linked security at a price per share less than the initial conversion price of the Convertible Note. From and after July 1, 2019, if any Convertible Note remains outstanding, we may not consummate the sale of any equity or equity-linked security at a price per share less than the initial conversion price of the Convertible Note, unless the aggregate consideration we receive is less than or equal to $5,000,000 and we comply with the terms and conditions of the Convertible Note as to the acceleration of installment payments after giving effect to such issuance. See “—Convertible Note” below.

●	If at any time the number of shares of common stock authorized and reserved for issuance under the Convertible Note is not sufficient to meet the minimum required reserve amounts specified in the SPA, we will promptly take all corporate action necessary to authorize and reserve such minimum required reserve amount of shares, including, without limitation, calling a special meeting of stockholders to obtain stockholder approval of an increase in the authorized shares.

●	We will not effect or enter an agreement to effect any variable rate transaction.

●	We granted the investor participation rights in future equity and equity-linked offerings of securities during the three years after the closing in an amount of up to 50% of the securities being sold in such offerings.

●	We agreed to hold a stockholder meeting, by no later than June 28, 2019, to approve resolutions, or the “Stockholder Resolutions,” authorizing (i) an increase in the authorized shares of our common stock from 75 million to 100 million shares, and (ii) the issuance of shares of our common stock under the Convertible Note for the purposes of compliance with the stockholder approval rules of Nasdaq. We will be obligated to continue to seek stockholder approval quarterly until such approval is obtained.

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Convertible Note

Interest

The Convertible Note accrues interest at the rate of 7.875% per annum. Prior to June 28, 2019 and after the maturity date, interest will be payable bi-monthly on the 15th day and the last trading day of each month at our option in cash or, subject to the satisfaction of customary equity conditions (including minimum price and volume thresholds), in shares of our common stock at a price per share equal to the lower of (i) the conversion price then in effect, and (ii) 82.5% of the market price of our common stock, as determined in accordance with the Convertible Note, but not less than the Floor Price (as defined in the Convertible Note). During the period commencing on June 28, 2019 through the maturity date, interest will be payable by inclusion of such interest in the amounts to be converted or redeemed, as applicable, on the applicable installment date. See “—Installment Conversions and Redemptions” below. After the occurrence and during the continuance of an Event of Default (as defined in the Convertible Note), the Convertible Note will accrue interest at the rate of 18.0% per annum. See “—Events of Default” below.

Conversion

The Convertible Note is convertible, at the option of the holder thereof, into shares of our common stock at an initial conversion price of $1.60 per share. The conversion price is subject to standard adjustments in the event of any stock split, stock dividend, stock combination, recapitalization or other similar transaction. If we enter into any agreement to issue (or issue) any variable rate securities, the holder has the additional right to substitute such variable price (or formula) for the conversion price. In connection with the occurrence of certain Events of Default, the holder of the Convertible Note will be entitled to convert all or any portion of the Convertible Note as described above at an alternate conversion price equal to the lower of (i) the conversion price then in effect, and (ii) 80% of the market price of our common stock, as determined in accordance with the Convertible Note, but not less than the Floor Price.

For the purposes of this prospectus, we have estimated the number of shares of common stock that may ultimately be issued under the Convertible Note to be no greater than 10,691,334 shares. However, the number of shares of common stock to be issued may be substantially greater, if the interest on the Convertible Note is paid in shares of our common stock as described above or the Convertible Note is converted into shares of common stock in accordance with the installment conversion process as described below. In such cases the number of shares issued will be determined based on the then current market price. We cannot predict the market price of our common stock at any future date, and therefore, we are unable to accurately forecast or predict the total amount of shares that may be issued under the Convertible Note. The number of shares of common stock to be issued also may be substantially greater if we voluntarily reduce the conversion price of the Convertible Note as permitted under Section 7(d) of the Convertible Note.

Conversion Limitation and Exchange Cap

The holder of the Convertible Note will not have the right to convert any portion of the Convertible Note, to the extent that, after giving effect to such conversion, the holder (together with certain related parties) would beneficially own in excess of 4.99% of the shares of our common stock outstanding immediately after giving effect to such conversion. A holder may from time to time increase this limit to 9.99%, provided that any such increase will not be effective until the 61st day after delivery of a notice to us of such increase.

In addition, unless we obtain the approval of our stockholders as required by Nasdaq, we are prohibited from issuing any shares of common stock upon conversion of the Convertible Note or otherwise pursuant to the terms of the Convertible Note, if the issuance of such shares of common stock would exceed 19.99% of the Company’s outstanding shares of common stock as of December 27, 2018 or otherwise exceed the aggregate number of shares of common stock which the Company may issue without breaching its obligations under the rules and regulations of Nasdaq.

Events of Default

The Convertible Note includes certain customary Events of Default, including, among other things, the breach of the financial covenant described in “—Covenants” below and the failure of Lishan Aklog, M.D., our Chairman and Chief Executive Officer, and Dennis McGrath, our Chief Financial Officer, to each serve as officers of the Company.

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In connection with an Event of Default, the holder of the Convertible Note may require the Company to redeem in cash any or all of the Convertible Note. The redemption price will equal the greater of (i) 115% of the outstanding principal of the Convertible Note to be redeemed, and accrued and unpaid interest and unpaid late charges thereon, and (ii) an amount equal to market value of the shares of the Company’s common stock underlying the Convertible Note, as determined in accordance with the Convertible Note. Upon the occurrence of certain Events of Default relating to the bankruptcy of the Company, whether occurring prior to or following the maturity date, the Company will be required to immediately redeem the Convertible Note, in cash, for an amount equal to 115% of the outstanding principal of the Convertible Note, and accrued and unpaid interest and unpaid late charges thereon, without the requirement for any notice or demand or other action by any holder or any other person or entity.

Change of Control

In connection with a Change of Control (as defined in the Convertible Note), the holder of the Convertible Note may require us to redeem all or any portion of the Convertible Note. The redemption price per share will equal the greatest of (i) 115% of the outstanding principal of the Convertible Note to be redeemed, and accrued and unpaid interest and unpaid late charges thereon, (ii) 115% of the market value of the shares of the Company’s common stock underlying the Convertible Note, as determined in accordance with the Convertible Note, and (iii) 115% of the aggregate cash consideration that would have been payable in respect of the shares of our common stock underlying the Convertible Note, as determined in accordance with the Convertible Note.

Other Corporate Events

We will not enter a Fundamental Transaction (as defined in the Convertible Note), unless the successor entity assumes all of the obligations under the Convertible Note pursuant to written agreements satisfactory to the holder of the Convertible Note, and the successor entity is a publicly traded corporation whose shares of common stock are quoted or listed on the New York Stock Exchange, the NYSE American or Nasdaq. If at any time we grant any Purchase Rights (as defined in the Convertible Note) or make any distribution of assets pro rata to all or substantially all of the holders of any class of its common stock, then the holder of the Convertible Note will be entitled to acquire the aggregate Purchase Rights or assets which such holder could have acquired if such holder had held the number of shares of the Company’s common stock acquirable upon complete conversion of the Convertible Note (without taking into account any limitations on conversion) held by such holder immediately prior to the date as of which the record holders are to be determined for such grant of purchase rights or distributions. To the extent any such grant of rights or distribution would result in the holder exceeding the maximum percentage described in first paragraph of “—Conversion Limitation and Exchange Cap” above, such rights shall be held in abeyance for up to ninety trading days.

Installment Conversions and Redemptions

Commencing on June 28, 2019, the Convertible Note will amortize on the 15th day of the month and the last trading day of the month for each month thereafter, and on the maturity date. We sometimes refer to any such date as an “Installment Date.” On each Installment Date we will have the option to pay an amount of the Convertible Note, or an “Installment Amount,” equal to $193,750 (or $484,375 on either of the last two Installment Dates), together with interest and late charges, if any, thereon, and any amounts accelerated or deferred to such Installment Date as described below, in whole, or in part, in cash, which we refer to as an “Installment Redemption,” or, subject to the satisfaction of customary equity conditions (including minimum price and volume thresholds) in shares of our common stock, which we refer to as an “Installment Conversion.”

If we satisfy such equity conditions (subject to the holder’s right to waive any such condition) and elect to effect an Installment Conversion, we will convert the portion of the Installment Amount subject to such Installment Conversion into shares of our common stock at a price per share equal to the lower of (i) the conversion price then in effect, and (ii) 82.5% of the market price of our common stock, as determined in accordance with the Convertible Note, but not less than the Floor Price. If we elect to convert all or any portion of an Installment Amount in an Installment Conversion, and such Installment Conversion is not permitted because certain equity conditions are not met, the holder may elect to either (i) have us redeem the Installment Amount in cash at a price equal to 115% of its aggregate value or (ii) void the conversion of the Installment Amount and retain all the rights of a holder of the Convertible Note, except that the conversion price for such Installment Amount will thereafter be the lesser of the installment conversion price as in effect on the date the installment conversion is voided and the installment conversion price on the date the holder delivers a subsequent notice of conversion.

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If we elected to effect an Installment Redemption, we will redeem such portion of the Installment Amount subject to such Installment Redemption in cash at a price equal to 100% of such Installment Amount.

In the event the Company elects to convert an Installment Amount, the holder of the Convertible Note may elect to defer conversion until a subsequent Installment Date selected by the holder, or accelerate the conversion of future Installment Amounts to the current Installment Date, with the amount to be accelerated subject to certain restrictions as set forth in the Convertible Note.

Covenants

For so long as the Convertible Note is outstanding, we will be subject to certain customary affirmative and negative covenants regarding the incurrence of indebtedness, the existence of liens, the repayment of indebtedness, the payment of cash in respect of dividends, distributions or redemptions, and the transfer of assets, among other matters. We also will be subject to a financial covenant that requires it to maintain available cash in the amount of $1,750,000 at the end of each fiscal quarter.

Security Interest

The Convertible Note is secured by a first priority security interest in all of our assets and the assets of our current and future Significant Subsidiaries (as defined in the SPA), which as of the closing date was solely Lucid, our majority owned subsidiary, as evidenced by a security agreement with the institutional investor, or the “Security Agreement,” and a guarantee by Lucid Diagnostics of the obligations underlying the Convertible Note, or the “Guaranty.”

Registration Rights

We have granted certain registration rights to the holders of the Convertible Note pursuant to the RRA, including a requirement to have the Registration Statement declared effective by April 26, 2019, as well as customary “piggyback” registration rights. If we fail to have the Registration Statement declared effective by the deadline above, or if certain other conditions relating to the availability of the registration statement and current public information are not met, the Company will pay certain Registration Delay Payments to such holders (as defined in the RRA).

Other Agreements

Voting Agreement

We entered into voting agreements, or “Voting Agreements,” with certain of our stockholders holding an aggregate of approximately 30% of our common stock, or a “Stockholder”), pursuant to which each Stockholder agreed to vote the shares of the Company’s common stock now owned or hereafter acquired by him in favor of the Stockholder Resolutions.

Leak Out Agreement

The Company entered into a leak-out agreement, or the “Leak-Out Agreement,” with the institutional investor, restricting sales of shares of our common stock issued pursuant to accelerations of any Installment Amount, or the “Restricted Securities,” on any trading day, if any such sale, together with all prior sales of Restricted Securities on such trading day, exceed 25% of the daily average composite trading volume of our common stock; provided that (i) any such sales of Restricted Securities at a price greater than or equal to 96% of the closing sale price as of the immediately preceding trading day shall not be included in such calculation and (ii) any other sales of shares of our common stock on such trading day (excluding any sales of Restricted Securities) shall not be included in such calculation.

We have incorporated by reference as an exhibit to the Convertible Note, the SPA, the RRA, the Security Agreement, the Guaranty and the Voting Agreement. The summary of such agreements contained in this prospectus is qualified in its entirety by reference to the text of such agreements. We urge you to read such agreements in full.

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USE OF PROCEEDS

All the shares sold under this prospectus will be sold or otherwise disposed of for the account of the selling stockholders, or their pledgees, assignees or successors-in-interest. We will not receive any of the proceeds from the sale or other disposition of the shares by the selling stockholders.

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SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are 10,691,334 shares of our common stock underlying the Convertible Note and 600,000 Payoff Shares. For additional information regarding the issuance of the Convertible Note and the Payoff Shares, see “Private Placement of the Convertible Note” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the Convertible Note (or the underlying shares of common stock) and the Payoff Shares, and except as otherwise described in the footnotes to the table below, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of common stock held by each of the selling stockholders.

The second column lists the number of shares of common stock beneficially owned by the selling stockholders and their percentage ownership before the offering, based on their respective ownership of shares of common stock, the Convertible Note and warrants of ours as of February 12, 2019, assuming conversion of the Convertible Note and exercise of the warrants on that date, but taking account of any limitations on conversion and exercise set forth in the Convertible Note and in our Series Z Warrants.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders and does not take in account any limitations on conversion of the Convertible Note set forth therein. As a result of such limitations, the shares of common stock offered by this prospectus may exceed the number of shares of common stock beneficially owned by the selling stockholders as of February 12, 2019. In accordance with the terms of the RRA, this prospectus covers the resale of 200% of the sum of the maximum number of shares of common stock issued or issuable pursuant to the Convertible Note, including payment of interest on the notes through December 31, 2020, determined as if the outstanding notes (including interest on the notes through December 31, 2020) were converted in full (without regard to any limitations on conversion contained in the Convertible Note solely for the purpose of such calculation) at the initial conversion price of $1.60 per share. Because the conversion price of the notes may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus.

The fourth column lists the number of shares of common stock beneficially owned by the selling stockholders and their percentage ownership after the offering shares of common stock, assuming the sale of all of the shares offered by the selling stockholders pursuant to this prospectus, assuming exercise of the warrants on that date, but taking account of any limitations on exercise set forth in our Series Z Warrants.

Under the terms of the Convertible Note, a selling stockholder may not convert the notes to the extent (but only to the extent) such selling stockholder (together with certain related parties) would beneficially own in excess of 4.99% of the shares of our common stock outstanding immediately after giving effect to such conversion, which we refer to as the “4.99% Blocker.” The number of shares in the second and fourth columns reflects these limitations, as well as similar limitations in our Series Z Warrants. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

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	Beneficial Ownership				Shares	Beneficial Ownership
	Before Offering (1)				Offered	After Offering(1)
Selling Stockholder	Shares		Percent		Hereby	Shares	Percent
Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B(2)	1,425,571	(2)	4.99	% (2)	10,691,334	–	*
Matthew Sirovich(3)	3,353,201		11.83%		272,400	3,080,801	7.89%
David Broser(4)	652,000		2.40%		120,000	532,000	1.41%
Jeremy Mindich(4)	652,000		2.40%		120,000	532,000	1.41%
The Boomer Fund, L.P.(5)	792,000		2.92%		60,000	732,000	1.93%
Richard & Carol Hochman(6)	148,808		*		9,000	139,808	*
2003 Hochman Family LLC(7)	92,539		*		6,000	86,539	*
Hochman Family Partnership(8)	92,539		*		6,000	86,539	*
Carol Hochman(9)	56,270		*		3,000	53,270	*
Jason Hochman(10)	29,792		*		1,800	27,962	*
Nathaniel Hochman(10)	29,792		*		1,800	27,962	*

*	Less than 1%.

(1)	The percentages of ownership before the offering are calculated based on 27,142,979 shares outstanding as of February 12, 2019. The percentages of ownership after the offering assume the issuance of all of the shares underlying the Convertible Note that are offered for resale hereby, and the sale by each selling securityholder of all of the shares offered for resale hereby.

(2)	Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B’s beneficial ownership consists entirely of shares underlying the Convertible Note. The amounts set forth in the table reflect the application of the 4.99% Blocker. Without giving effect to the 4.99% Blocker and assuming that interest on the Convertible Note accrues through December 31, 2020, the maximum number of shares into which the Convertible Note would be convertible would be approximately 5,345,667 shares of common stock, or approximately 16.45% of our common stock outstanding as of February 12, 2019, based on an assumed price of $1.60 per share, the initial conversion price under the Convertible Note, and would be approximately 17,106,093 shares of common stock, or approximately 38.66% of our common stock outstanding as of February 12, 2019, based on an assumed price of $0.50 per share, the Floor Price under the Convertible Note. Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B, has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B. Waqas Khatri is the managing member of Ayrton Capital LLC and in his capacity as director of Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B, may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B. Mr. Khatri disclaims any beneficial ownership of these shares. The address of Ayrton Capital, LLC is 222 Broadway,19th Floor, New York, NY 10038.

(3)	Mr. Sirovich’s beneficial ownership includes (i) 272,400 Payoff Shares held by him, (ii) 466,514 additional shares held by him, (iii) 1,199,383 issuable upon the exercise of Series S Warrants held by him, and (iv) 1,414,904 shares held by The Sirovich Family Charitable Foundation, an entity controlled by Mr. Sirovich. This amount excludes the shares held by The Boomer Fund, L.P. and excludes 1,315,709 shares underlying Series Z Warrants due to limitations on exercise contained in such warrants.

(4)	Each of Mr. Broser and Mr. Mindich’s beneficial ownership includes (i) 120,000 Payoff Shares and (ii) 532,000 additional shares.

(5)	The Boomer Fund, L.P.’s beneficial ownership includes (i) 60,000 Payoff Shares, and (ii) 732,000 additional shares. This amount excludes 466,000 shares underlying Series Z Warrants due to limitations on exercise contained in such warrants. The Boomer Fund, L.P. is controlled by Matthew Sirovich, as general partner. Accordingly, Mr. Sirovich may be deemed to beneficially own the shares of common stock and warrants held by such entity.

(6)	Richard & Carol Hochman’s beneficial ownership includes (i) 9,000 Payoff Shares, (ii) 89,808 additional shares and (iii) 50,000 shares underlying Series Z Warrants.

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(7)	The 2003 Hochman Family LLC’s beneficial ownership includes (i) 6,000 Payoff Shares, (ii) 56,539 additional shares and (iii) 30,000 shares underlying Series Z Warrants. The 2003 Hochman Family LLC is controlled by Richard Hochman, as a member. Accordingly, Mr. Hochman may be deemed to beneficially own the shares of common stock held by such entity.

(8)	The Hochman Family Partnership’s beneficial ownership includes (i) 6,000 Payoff Shares, (ii) 56,539 additional shares and (iii) 30,000 shares underlying Series Z Warrants. The Hochman Family Partnership is controlled by Richard Hochman, as general partner. Accordingly, Mr. Hochman may be deemed to beneficially own the shares of common stock held by such entity.

(9)	Ms. Hochman’s beneficial ownership includes (i) 3,000 Payoff Shares, (ii) 33,270 additional shares and (iii) 20,000 shares underlying Series Z Warrants.

(10)	Each of Mr. Jason Hochman’s and Mr. Nathaniel Hochman’s beneficial ownership includes (i) 1,800 Payoff Shares, (ii) 17,962 additional shares and (iii) 10,000 shares underlying Series Z Warrants.

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PLAN OF DISTRIBUTION

We are registering 10,691,334 shares of our common stock underlying the Convertible Note and 600,000 Payoff Shares to permit the resale of these shares of common stock by the holders thereof from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of common stock under Rule144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

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The selling stockholders may pledge or grant a security interest in some or all of the notes or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the Registration Statement.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be approximately $31,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders (other than the holders of the Payoff Shares) against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or such selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders (other than the holders of the Payoff Shares) against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the Registration Statement, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

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LEGAL MATTERS

The legality of the common stock offered by this prospectus has been passed upon by Graubard Miller, New York, New York. Graubard Miller and its partners own warrants to purchase shares of our common stock, which represent, in the aggregate, beneficial ownership of less than 1% of our common stock.

EXPERTS

The consolidated financial statements of PAVmed Inc. and Subsidiary as of and for the years ended December 31, 2017 and 2016, which are incorporated in this prospectus by reference to the Annual Report on Form 10-K, as amended, for the year ended December 31, 2017, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the Consolidated Financial Statements) of Citrin Cooperman & Company, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below, all filings we make under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing date of the Registration Statement and prior to effectiveness of the Registration Statement, and all filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after effectiveness of the Registration Statement and prior to the sale of all of the shares offered hereby:

●	our annual report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on March 14, 2018 as amended by Amendment No. 1 to our annual report on Form 10-K/A filed on April 30, 2018;

●	our quarterly reports on Form 10-Q for the fiscal quarter ended March 31, 2018 filed with the SEC on May 21, 2018, for the fiscal quarter ended June 30, 2018 filed with the SEC on August 13, 2018 and for the fiscal quarter ended September 30, 2018 filed with the SEC on November 14, 2018;

●	our current reports on Form 8-K filed with the SEC on January 19, 2018, January 23, 2018, January 25, 2018, February 12, 2018, February 16, 2018, March 9, 2018, April 5, 2018, April 16, 2018 (as amended on April 20, 2018), May 15, 2018, May 17, 2018, June 8, 2018, June 12, 2018, June 27, 2018, October 2, 2018, and December 27, 2018;

●	our proxy statement on Schedule 14A filed with the SEC on August 24, 2018; and

●	our registration statement on Form 8-A filed on January 28, 2016, registering our common stock and Series W Warrants, and our registration statement on Form 8-A filed on April 5, 2018, registering our Series Z Warrants, under Section 12(b) of the Exchange Act.

Any statement contained in a document filed before the date of this prospectus and incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any information that we file after the date of this prospectus with the SEC will automatically update and supersede the information contained in this prospectus. Notwithstanding the foregoing, we are not incorporating any document or portion thereof or information deemed to have been furnished and not filed in accordance with SEC rule.

We will provide you with a copy of any or all of the information that has been incorporated by reference in this prospectus, without charge, upon written or oral request directed to PAVmed Inc., One Grand Central Place, Suite 4600, New York, New York 10165, telephone number (212) 949-4319.

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